Exhibit 99.1

Brookdale Announces First Quarter 2024 Results

Nashville, Tenn., May 7, 2024 - Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter ended March 31, 2024.

HIGHLIGHTS

•First quarter consolidated revenue per available unit (RevPAR) increased 6.7% year-over-year and 5.1% sequentially.
•First quarter consolidated weighted average occupancy increased 160 basis points, accelerating from recent year-over-year growth trends and outperforming normal seasonal expectations.
•Delivered 27.6% first quarter same community operating margin, highest reported margin rate since the initial impact of the pandemic, when excluding prior period grant income.
•Net income (loss) improved 34% year-over-year while Adjusted EBITDA grew 10%, exceeding previously provided guidance range.
•Recognized with the most communities on U.S. News & World Report "Best of" senior living list for third consecutive year and named an Argentum 2024 "Best of the Best" award winner for innovative Brookdale HealthPlus program.

“Through the continued successful execution of our key strategic priorities and our relentless dedication to the health and well-being of our residents and associates, we continue to drive meaningful favorable progress in our day-to-day community operations, and in our financial results,” said Lucinda ("Cindy") Baier, Brookdale’s President and CEO. "Our consistent forward progress each quarter reinforces my confidence that the plans we are executing, combined with favorable industry supply and demand dynamics, and Brookdale’s key differentiators, will support our ability to enrich the lives of even more seniors and to capture the incredible opportunity that lies ahead.”

SUMMARY OF FIRST QUARTER FINANCIAL RESULTS

Consolidated summary of operating results and metrics:

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	1Q 2024	1Q 2023	Amount	Percent	4Q 2023	Amount	Percent
Resident fees	$744.2	$713.4	$30.8	4.3%	$716.6	$27.6	3.9%
Facility operating expense	542.6	530.8	11.8	2.2%	530.5	12.1	2.3%
Cash facility operating lease payments	64.6	56.9	7.7	13.4%	64.5	0.1	0.1%
Net income (loss)	(29.6)	(44.6)	(15.0)	(33.6)%	(91.2)	(61.6)	(67.6)%
Adjusted EBITDA (1)	97.6	88.6	9.0	10.1%	85.3	12.3	14.4%

RevPAR	$4,854	$4,551	$303	6.7%	$4,619	$235	5.1%
Weighted average occupancy	77.9%	76.3%	160 bps	n/a	78.4%	(50) bps	n/a
RevPOR	$6,228	$5,963	$265	4.4%	$5,889	$339	5.8%

(1)    Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. See "Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure, and other important information regarding the use of the Company's non-GAAP financial measures.

Same community(2) summary of operating results and metrics:

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	1Q 2024	1Q 2023	Amount	Percent	4Q 2023	Amount	Percent
Resident fees	$729.1	$685.9	$43.2	6.3%	$694.7	$34.4	5.0%
Facility operating expense	$527.7	$506.1	$21.6	4.3%	$512.2	$15.5	3.0%
RevPAR	$4,849	$4,562	$287	6.3%	$4,620	$229	5.0%
Weighted average occupancy	78.0%	76.5%	150 bps	n/a	78.5%	(50) bps	n/a
RevPOR	$6,218	$5,960	$258	4.3%	$5,883	$335	5.7%

(2)    The same community senior housing portfolio includes operating results and data for 611 communities consolidated and operational for the full period in both comparison years. Consolidated communities excluded from the same community portfolio include communities acquired or disposed of since the beginning of the prior year, communities classified as assets held for sale, certain communities planned for disposition, certain communities that have undergone or are undergoing expansion, redevelopment, and repositioning projects, and certain communities that have experienced a casualty event that significantly impacts their operations. To aid in comparability, same community operating results exclude natural disaster expense.

Recent consolidated occupancy trend:

	2023
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Weighted average	76.6%	76.3%	76.1%	76.2%	76.6%	76.8%	77.1%	77.6%	78.2%	78.6%	78.4%	78.3%
Month end	77.6%	77.4%	77.6%	77.6%	78.1%	78.2%	78.5%	79.3%	79.7%	79.5%	79.6%	79.3%

	2024
	Jan	Feb	Mar	Apr
Weighted average	78.0%	77.9%	77.9%	77.9%
Month end	79.3%	79.2%	79.1%	79.2%

OVERVIEW OF FIRST QUARTER RESULTS

•Resident fees.
•1Q 2024 vs 1Q 2023:
◦Resident fees increased primarily due to the increases in RevPOR and occupancy, partially offset by the disposition of communities, primarily through lease terminations, since the beginning of the prior year period, which resulted in $16.3 million less in resident fees during the first quarter of 2024.
◦The increase in RevPOR was primarily the result of annual in-place rate increases effective January 1, 2024.
◦The increase in occupancy primarily reflects the impact of the Company's execution on key initiatives to rebuild occupancy lost due to the pandemic.
•1Q 2024 vs 4Q 2023:
◦Resident fees increased primarily due to the increase in RevPOR, reflecting the annual in-place rate increases effective January 1, 2024.
◦The increase was partially offset by the 50 basis point decrease in weighted average occupancy and the disposition of communities, primarily through lease terminations, since the beginning of the prior period, which resulted in $8.3 million less in resident fees during the first quarter of 2024.

•Facility operating expense.
•1Q 2024 vs 1Q 2023:
◦The increase in facility operating expense was primarily due to broad inflationary pressure, an additional day of expense due to the leap year, and an increase in property repair expense primarily as a result of severe weather events.
◦These increases were partially offset by the disposition of communities since the beginning of the prior year period, which resulted in $13.7 million less in facility operating expense during the first quarter of 2024, and by a decrease in the use of premium labor, primarily contract labor.

•1Q 2024 vs 4Q 2023:
◦The increase in facility operating expense was primarily due to increases in estimated group health insurance expense, property repair expense primarily as a result of severe weather events, estimated incentive compensation expense, payroll taxes, and a seasonal increase in utilities expense.
◦These increases were partially offset by the disposition of communities since the beginning of the prior period, which resulted in $6.6 million less in facility operating expense during the first quarter of 2024, and by one less day of expense compared to the prior year period.

•Cash facility operating lease payments: The increase compared to the first quarter of 2023 was primarily due to a change in the classification of lease payments from financing leases to operating leases as a result of lease amendments subsequent to the beginning of the prior year period.

•Net income (loss).
•1Q 2024 vs 1Q 2023: The decrease in net loss was primarily due to the increase in resident fees, partially offset by the increase in facility operating expense.
•1Q 2024 vs 4Q 2023: The decrease in net loss was primarily due to a $29.3 million decrease in asset impairment expense, the increase in resident fees, and a decrease in provision for income taxes, partially offset by the increase in facility operating expense.

•Adjusted EBITDA.
•1Q 2024 vs 1Q 2023: The increase in Adjusted EBITDA was primarily due to the increase in resident fees partially offset by the increase in facility operating expense and the change in classification of $7.4 million of lease payments for 35 communities as cash facility operating lease payments as a result of lease amendments subsequent to the prior year period.
•1Q 2024 vs 4Q 2023: The increase in Adjusted EBITDA was primarily due to the increase in resident fees and partially offset by the increase in facility operating expense.

LIQUIDITY

			Year-Over-Year Increase / (Decrease)		Sequential Increase / (Decrease)
($ in millions)	1Q 2024	1Q 2023	Amount	4Q 2023	Amount
Net cash provided by (used in) operating activities	$(1.1)	$24.0	$(25.1)	$29.3	$(30.4)
Non-development capital expenditures, net	50.6	62.9	(12.3)	41.5	9.1
Adjusted Free Cash Flow (3)	(26.3)	(21.2)	(5.1)	(21.5)	(4.8)

(3)    Adjusted Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. See "Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure, and other important information regarding the use of the Company's non-GAAP financial measures.

•Net cash provided by (used in) operating activities.
•1Q 2024 vs 1Q 2023: The change in net cash provided by (used in) operating activities was primarily due to an increase in payments under our annual and long-term incentive compensation programs, a decrease in cash received associated with government grants and credits, and the increase in facility operating expense, partially offset by the increase in resident fees.
•1Q 2024 vs 4Q 2023: The change in net cash provided by (used in) operating activities was primarily due to payments under our annual and long-term incentive compensation programs and annual insurance premium payments made in the first quarter of 2024, partially offset by the increase in resident fees.

•Non-development capital expenditures, net.
•1Q 2024 vs 1Q 2023: The decrease in non-development capital expenditures, net of lessor reimbursements, was primarily due to a decrease in remediation costs at the Company's communities resulting from natural disasters.
•1Q 2024 vs 4Q 2023: The increase in non-development capital expenditures, net of lessor reimbursements, was primarily due to a $7.8 million decrease in reimbursements from lessors.

•Adjusted Free Cash Flow.
•1Q 2024 vs 1Q 2023: The change in Adjusted Free Cash Flow was primarily due to the change in net cash provided by (used in) operating activities, partially offset by the decrease in non-development capital expenditures, net and a decrease in payment of financing lease obligations.
•1Q 2024 vs 4Q 2023: The change in Adjusted Free Cash Flow was primarily due to the change in net cash provided by (used in) operating activities, excluding $29.8 million of changes in prepaid property insurance premiums financed with notes payable, and the increase in non-development capital expenditures, net.

•Total liquidity. Total liquidity of $355.1 million as of March 31, 2024 included $318.5 million of unrestricted cash and cash equivalents and $36.5 million of availability on the Company's secured credit facility. Total liquidity as of March 31, 2024 increased $14.4 million from December 31, 2023, primarily due to $50.0 million of mortgage debt proceeds, partially offset by negative $26.3 million of Adjusted Free Cash Flow and repayments of mortgage debt.

FINANCING UPDATE

In February 2024, the Company obtained $50.0 million of debt secured by first priority mortgages on 11 communities. The loan bears interest at a variable rate equal to the Secured Overnight Financing Rate ("SOFR") plus a margin of 350 basis points. The debt matures in February 2027 with two one-year extension options, exercisable subject to certain performance criteria.

2024 OUTLOOK

For the second quarter 2024, the Company is providing the following guidance:

Second Quarter 2024 Guidance
RevPAR year-over-year growth	6.25% - 6.75%
Adjusted EBITDA	$93 million to $98 million

In the aggregate, the Company expects its full-year 2024 non-development capital expenditures, net of anticipated lessor reimbursements, to be approximately $180.0 million.

This guidance excludes future acquisition or disposition activity. Reconciliation of the non-GAAP financial measure included in the foregoing guidance to the most comparable GAAP financial measure is not available without unreasonable effort due to the inherent difficulty in forecasting the timing or amounts of items required to reconcile Adjusted EBITDA from the Company's net income (loss). Variability in the timing or amounts of items required to reconcile the measure may have a significant impact on the Company's future GAAP results.

SUPPLEMENTAL INFORMATION

The Company will post on its website at brookdaleinvestors.com supplemental information relating to the Company's first quarter results, an updated investor presentation, and a copy of this earnings release. The supplemental information and a copy of this earnings release will also be furnished in a Form 8-K to be filed with the SEC.

EARNINGS CONFERENCE CALL

Brookdale's management will conduct a conference call to discuss the financial results for the first quarter on May 8, 2024 at 9:00 AM ET. The conference call can be accessed by dialing (833) 470-1428 (from within the U.S.) or (929) 526-1599 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the access code "645544".

A webcast of the conference call will be available to the public on a listen-only basis at brookdaleinvestors.com. Please allow extra time before the call to download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available through the website following the call.

For those who cannot listen to the live call, a replay of the webcast will be available until 11:59 PM ET on May 15, 2024 by dialing (866) 813-9403 (from within the U.S.) or +44 (204) 525-0658 (from outside of the U.S.) and referencing access code "272165".

ABOUT BROOKDALE SENIOR LIVING

Brookdale Senior Living Inc. is the nation’s premier operator of senior living communities. The Company is committed to its mission of enriching the lives of the people it serves with compassion, respect, excellence, and integrity. The Company, through its affiliates, operates independent living, assisted living, memory care, and continuing care retirement communities. Through its comprehensive network, Brookdale helps to provide seniors with care, connection, and services in an environment that feels like home. The Company’s expertise in healthcare, hospitality, and real estate provides residents with opportunities to improve wellness, pursue passions, make new friends, and stay connected with loved ones. Brookdale, through its affiliates, operates and manages 652 communities in 41 states as of March 31, 2024, with the ability to serve approximately 59,000 residents. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook at facebook.com/brookdaleseniorliving or YouTube at youtube.com/BrookdaleLiving.

DEFINITIONS OF REVPAR AND REVPOR

RevPAR, or average monthly senior housing resident fee revenue per available unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue for private duty services provided to seniors living outside of the Company's communities and entrance fee amortization), divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenue per occupied unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue for private duty services provided to seniors living outside of the Company's communities and entrance fee amortization), divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

SAFE HARBOR
Certain statements in this press release and the associated earnings call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding the Company's intent, belief, or expectations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "believe," "project," "predict," "continue," "plan," "target," or other similar words or expressions, and include statements regarding the Company's expected financial and operational results. These forward-looking statements are based on certain assumptions and expectations, and the Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its assumptions or expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company's operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, events which adversely affect the ability of seniors to afford resident fees, including downturns in the economy, housing market, consumer confidence, or the equity markets and unemployment among resident family members; changes in reimbursement rates, methods, or timing under governmental reimbursement programs including the Medicare and Medicaid programs; the effects of senior housing construction and development, lower industry occupancy, and increased competition; conditions of housing markets, regulatory changes, acts of nature, and the effects of climate change in geographic areas where the Company is concentrated; terminations of the Company's resident agreements and vacancies in the living spaces it leases; failure to maintain the security and functionality of the Company's information systems, to prevent a cybersecurity attack or breach, or to comply with applicable privacy and consumer protection laws, including HIPAA; the Company's ability to complete its capital expenditures in accordance with its plans; the Company's ability to identify and pursue development, investment, and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; the Company's ability to complete pending or expected disposition, acquisition, or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company's ability to identify and pursue any such opportunities in the future; risks related to the implementation of the Company's strategy, including initiatives undertaken to execute on the Company's strategic priorities and their effect on its results; the impacts of the COVID-19 pandemic, including on the nation's economy and debt and equity markets and the local economies in our markets, and on us and our business, results of operations, cash flow, revenue, expenses, liquidity, and our strategic initiatives, including plans for future growth, which will depend on many factors, some of which cannot be foreseen, including the pace and consistency of recovery from the pandemic and any resurgence or variants of the disease; limits on the Company's ability to use net operating loss carryovers to reduce future tax payments; delays in obtaining regulatory approvals; disruptions in the financial markets or decreases in the appraised values or performance of the Company's communities that affect the Company's ability to obtain financing or extend or refinance debt as it matures and the Company's financing costs; the Company's ability to generate sufficient cash flow to cover required interest, principal, and long-term lease payments and to fund its planned capital projects; the effect of any non-compliance with any of the Company's debt or lease agreements (including the financial or other covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company's non-compliance with any such agreements and the risk of loss of the Company's property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the inability to renew, restructure, or extend leases, or exercise purchase options at or prior to the end of any existing lease term; the effect of the Company's indebtedness and long-term leases on the Company's liquidity and its ability to operate its business; increases in market interest rates that increase the costs of the Company's debt obligations; the Company's ability to obtain additional capital on terms acceptable to it; departures of key officers and potential disruption caused by changes in management; increased competition for, or a shortage of, associates (including due to general labor market conditions), wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; environmental contamination at any of the Company's communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against the Company, including putative class action complaints, and the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company's response efforts; negative publicity with respect to any lawsuits, claims, or other legal or regulatory proceedings; costs to respond to, and adverse determinations resulting from, government inquiries, reviews, audits, and investigations; the cost and difficulty of complying with increasing and evolving regulation, including new disclosure obligations; changes in, or its failure to comply with, employment-related laws and regulations; the risks associated with current global economic conditions and general economic factors on the Company and the Company's business partners such as inflation, commodity costs, fuel and other energy costs, competition in the labor market, costs of salaries, wages, benefits, and insurance, interest rates, tax rates, geopolitical tensions or conflicts, and uncertainty surrounding federal elections; the impact of seasonal contagious illness or an outbreak of COVID-19 or other contagious disease in the markets in which the Company operates; actions of activist stockholders, including a proxy contest; as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect management's views as of the date of this press release and/or associated earnings call. The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained in this press release and/or associated earnings call to reflect any change in the Company's expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
(in thousands, except per share data)	2024	2023
Resident fees	$744,241	$713,404
Management fees	2,618	2,577
Reimbursed costs incurred on behalf of managed communities	35,972	34,954
Other operating income	—	2,328
Total revenue and other operating income	782,831	753,263

Facility operating expense (excluding facility depreciation and amortization of $79,904 and $79,317, respectively)	542,550	530,807
General and administrative expense (including non-cash stock-based compensation expense of $3,273 and $3,104, respectively)	45,732	48,619
Facility operating lease expense	51,496	46,127
Depreciation and amortization	86,127	84,934
Asset impairment	1,708	—
Costs incurred on behalf of managed communities	35,972	34,954
Income (loss) from operations	19,246	7,822

Interest income	4,778	5,326
Interest expense:
Debt	(53,456)	(50,315)
Financing lease obligations	(5,061)	(6,552)
Amortization of deferred financing costs	(2,257)	(1,940)
Change in fair value of derivatives	3,087	(904)
Equity in earnings (loss) of unconsolidated ventures	—	(577)
Non-operating gain (loss) on sale of assets, net	704	—
Other non-operating income (loss)	3,338	3,149
Income (loss) before income taxes	(29,621)	(43,991)
Benefit (provision) for income taxes	40	(572)
Net income (loss)	(29,581)	(44,563)
Net (income) loss attributable to noncontrolling interest	15	14
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$(29,566)	$(44,549)

Basic and diluted net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders	$(0.13)	$(0.20)

Weighted average shares used in computing basic and diluted net income (loss) per share	225,890	224,578

Condensed Consolidated Balance Sheets

(in thousands)	March 31, 2024	December 31, 2023
Cash and cash equivalents	$318,549	$277,971
Marketable securities	—	29,755
Restricted cash	45,673	41,341
Accounts receivable, net	49,645	48,393
Prepaid expenses and other current assets, net	101,869	80,908
Total current assets	515,736	478,368
Property, plant and equipment and leasehold intangibles, net	4,293,925	4,330,629
Operating lease right-of-use assets	639,359	670,907
Other assets, net	93,304	93,531
Total assets	$5,542,324	$5,573,435

Current portion of long-term debt	$65,681	$41,463
Current portion of financing lease obligations	1,095	1,075
Current portion of operating lease obligations	196,560	192,631
Other current liabilities	350,915	364,947
Total current liabilities	614,251	600,116
Long-term debt, less current portion	3,692,132	3,655,850
Financing lease obligations, less current portion	150,495	150,774
Operating lease obligations, less current portion	635,378	683,876
Other liabilities	74,620	77,666
Total liabilities	5,166,876	5,168,282
Total Brookdale Senior Living Inc. stockholders' equity	373,974	403,664
Noncontrolling interest	1,474	1,489
Total equity	375,448	405,153
Total liabilities and equity	$5,542,324	$5,573,435

Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
(in thousands)	2024	2023
Cash Flows from Operating Activities
Net income (loss)	$(29,581)	$(44,563)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization, net	88,384	86,874
Asset impairment	1,708	—
Equity in (earnings) loss of unconsolidated ventures	—	577
Amortization of entrance fees	—	(508)
Proceeds from deferred entrance fee revenue	—	324
Deferred income tax (benefit) provision	(425)	244
Operating lease expense adjustment	(13,089)	(10,805)
Change in fair value of derivatives	(3,087)	904
Loss (gain) on sale of assets, net	(704)	—
Non-cash stock-based compensation expense	3,273	3,104
Property and casualty insurance income	(2,626)	(3,295)
Changes in operating assets and liabilities:
Accounts receivable, net	(1,253)	3,143
Prepaid expenses and other assets, net	1,708	(7,602)
Prepaid insurance premiums financed with notes payable	(23,319)	(19,305)
Trade accounts payable and accrued expenses	(25,109)	(1,386)
Refundable fees and deferred revenue	2,725	14,092
Operating lease assets and liabilities for lessor capital expenditure reimbursements	249	2,244
Net cash provided by (used in) operating activities	(1,146)	24,042
Cash Flows from Investing Activities
Purchase of marketable securities	—	(49,674)
Sale and maturities of marketable securities	30,000	30,000
Capital expenditures, net of related payables	(44,399)	(49,700)
Proceeds from sale of assets, net	849	—
Property and casualty insurance proceeds	2,642	6,422
Purchase of interest rate cap instruments	(629)	(212)
Proceeds from interest rate cap instruments	4,659	1,212
Other	(68)	(67)
Net cash provided by (used in) investing activities	(6,946)	(62,019)
Cash Flows from Financing Activities
Proceeds from debt	80,923	25,519
Repayment of debt and financing lease obligations	(20,502)	(23,322)
Payment of financing costs, net of related payables	(2,934)	(346)
Payments of employee taxes for withheld shares	(3,397)	(1,680)
Net cash provided by (used in) financing activities	54,090	171
Net increase (decrease) in cash, cash equivalents, and restricted cash	45,998	(37,806)
Cash, cash equivalents, and restricted cash at beginning of period	349,668	474,548
Cash, cash equivalents, and restricted cash at end of period	$395,666	$436,742

Non-GAAP Financial Measures

This earnings release contains the financial measures Adjusted EBITDA and Adjusted Free Cash Flow, which are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, or net cash provided by (used in) operating activities. The Company cautions investors that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. The Company urges investors to review the following reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: benefit/provision for income taxes, non-operating income/expense items, and depreciation and amortization; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, cost reduction, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include non-cash impairment charges, operating lease expense adjustment, non-cash stock-based compensation expense, and transaction and organizational restructuring costs. Transaction costs include those directly related to acquisition, disposition, financing, and leasing activity, and are primarily comprised of legal, finance, consulting, professional fees, and other third-party costs. Organizational restructuring costs include those related to the Company’s efforts to reduce general and administrative expense and its senior leadership changes, including severance.

The Company believes that presentation of Adjusted EBITDA as a performance measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective core operating performance, and to make day-to-day operating decisions; (ii) it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods; (iii) the Company believes that this measure is used by research analysts and investors to evaluate the Company’s operating results and to value companies in its industry; and (iv) the Company uses the measure for components of executive compensation.

Adjusted EBITDA has material limitations as a performance measure, including: (i) excluded interest and income tax are necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization, and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, goodwill, and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as gain/loss on sale of assets, facility operating lease termination, or debt modification and extinguishment, non-cash stock-based compensation expense, and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

The table below reconciles Adjusted EBITDA from net income (loss).

	Three Months Ended
(in thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Net income (loss)	$(29,581)	$(91,170)	$(44,563)
Provision (benefit) for income taxes	(40)	9,813	572
Equity in (earnings) loss of unconsolidated ventures	—	840	577
Loss (gain) on debt modification and extinguishment, net	—	2,702	—
Non-operating loss (gain) on sale of assets, net	(704)	(581)	—
Other non-operating (income) loss	(3,338)	(5,175)	(3,149)
Interest expense	57,687	64,716	59,711
Interest income	(4,778)	(5,382)	(5,326)
Income (loss) from operations	19,246	(24,237)	7,822
Depreciation and amortization	86,127	87,398	84,934
Asset impairment	1,708	30,966	—
Operating lease expense adjustment	(13,089)	(11,919)	(10,805)
Non-cash stock-based compensation expense	3,273	3,019	3,104
Transaction and organizational restructuring costs	351	96	3,568
Adjusted EBITDA	$97,616	$85,323	$88,623

Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP liquidity measure that the Company defines as net cash provided by (used in) operating activities before: distributions from unconsolidated ventures from cumulative share of net earnings, changes in prepaid insurance premiums financed with notes payable, changes in operating lease assets and liabilities for lease termination, cash paid/received for gain/loss on facility operating lease termination, and lessor capital expenditure reimbursements under operating leases; plus: property and casualty insurance proceeds and proceeds from refundable entrance fees, net of refunds; less: non-development capital expenditures and payment of financing lease obligations. Non-development capital expenditures are comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades, and other major building infrastructure projects for the Company’s communities and is presented net of lessor reimbursements. Non-development capital expenditures do not include capital expenditures for: community expansions, major community redevelopment and repositioning projects, and the development of new communities.

The Company believes that presentation of Adjusted Free Cash Flow as a liquidity measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective sources of operating liquidity, and to review the Company’s ability to service its outstanding indebtedness, pay dividends to stockholders, engage in share repurchases, and make capital expenditures, including development capital expenditures; and (ii) it provides an indicator to management to determine if adjustments to current spending decisions are needed.

Adjusted Free Cash Flow has material limitations as a liquidity measure, including: (i) it does not represent cash available for dividends, share repurchases, or discretionary expenditures since certain non-discretionary expenditures, including mandatory debt principal payments, are not reflected in this measure; (ii) the cash portion of non-recurring charges related to gain/loss on facility lease termination generally represent charges/gains that may significantly affect the Company’s liquidity; and (iii) the impact of timing of cash expenditures, including the timing of non-development capital expenditures, limits the usefulness of the measure for short-term comparisons.

The table below reconciles Adjusted Free Cash Flow from net cash provided by (used in) operating activities.

	Three Months Ended
(in thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Net cash provided by (used in) operating activities	$(1,146)	$29,294	$24,042
Net cash provided by (used in) investing activities	(6,946)	22,383	(62,019)
Net cash provided by (used in) financing activities	54,090	(105,285)	171
Net increase (decrease) in cash, cash equivalents, and restricted cash	$45,998	$(53,608)	$(37,806)

Net cash provided by (used in) operating activities	$(1,146)	$29,294	$24,042
Changes in prepaid insurance premiums financed with notes payable	23,319	(6,530)	19,305
Changes in assets and liabilities for lessor capital expenditure reimbursements under operating leases	(249)	(7,600)	(2,244)
Non-development capital expenditures, net	(50,591)	(41,536)	(62,912)
Property and casualty insurance proceeds	2,642	5,168	6,422
Payment of financing lease obligations	(262)	(251)	(5,852)
Adjusted Free Cash Flow	$(26,287)	$(21,455)	$(21,239)

Contact:
Jessica Hazel
VP Investor Relations
(615) 564-8104
Jessica.Hazel@brookdale.com